Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Verano Holdings Corp.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Verano Holdings Corp. and its subsidiaries (the “Company”) of our report dated March 30, 2023, relating to the Company’s consolidated financial statements as of and for the years ended of December 31, 2022 and 2020, which report appears in the Annual Report on Form 10-K of the Company for the year ended December 31, 2022.

We further consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Macias Gini & O'Connell LLP

San Jose, California

July 7, 2023